UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

CLECO CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On January 28, 2011, the Board of Directors of Cleco Corporation (the “Company”) granted the following awards of restricted shares of common stock of the Company, par value $1.00 per share (“Common Stock”): 600 restricted shares to Jeffrey W. Hall, Senior Vice President of Governmental Affairs and Chief Diversity Officer of the Company; 1,700 restricted shares to George W. Bausewine, President and Chief Operating Officer of Cleco Power LLC, a wholly owned subsidiary of the Company; and 250 restricted shares to Wade A. Hoefling, Senior Vice President, General Counsel & Director - Regulatory Compliance of the Company.  These awards were made pursuant to the Company’s 2010 Long-Term Incentive Compensation Plan (the “Plan”).

    One-half of the shares granted to Messrs. Hall, Bausewine and Hoefling will remain restricted until January 27, 2012, while the other half will remain restricted until January 27, 2013.  During the restriction period, Messrs. Hall, Bausewine and Hoefling may not sell, assign, transfer, pledge or otherwise dispose of the shares.  Pending the lapse of the restrictions, Messrs. Hall, Bausewine and Hoefling shall be entitled to the rights of shareholders with respect to the shares granted to them, including the right to vote and to receive dividends declared by the Board of Directors.  The shares are subject to forfeiture by Messrs. Hall, Bausewine or Hoefling, if such officer ceases his employment with the Company (other than because of retirement, death or disability) before the end of the restriction period.  Upon retirement, death or disability prior to the end of the restriction period or upon a Change of Control (as defined in the Plan), the restrictions will lapse and the shares will be delivered to the appropriate officer without restriction.  The Compensation Committee or the Board of Directors of the Company may amend the terms and conditions of the awards granted to Messrs. Hall, Bausewine and Hoefling.  The foregoing summary of the restricted stock awards granted to Messrs. Hall, Bausewine and Hoefling is qualified in its entirety by reference to a form of the restricted stock award agreement by and between the Company and each of Messrs. Hall, Bausewine and Hoefling, which is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

    On January 28, 2011, the Board of Directors of the Company also approved a special award in the amount of 10,000 restricted shares of Common Stock to Michael H. Madison, President and Chief Executive Officer of the Company.  This award was made pursuant to the Plan.  The shares awarded to Mr. Madison will be restricted until May 26, 2013.  During the restriction period, Mr. Madison may not sell, assign, transfer, pledge or otherwise dispose of the shares.  Dividends will accrue on the shares during the restriction period without interest and will be paid to Mr. Madison upon the lapse of the restrictions.  The shares (and any accrued dividends thereon) will be forfeited if Mr. Madison is no longer an employee of the Company (other than because of retirement, attaining the age of 65, death or disability) before the end of the restriction period.  Upon retirement, attaining the age of 65, death or disability prior to the end of the restriction period or upon a Change of Control (as defined in the Plan), the restrictions will lapse and the shares (and any accrued dividends thereon) will be delivered to Mr. Madison.  The Compensation Committee or the Board of Directors of the Company may amend the terms and conditions of the award.  The foregoing summary of the special restricted stock award granted to Mr. Madison is qualified in its entirety by reference to the special restricted stock award agreement by and between the Company and Mr. Madison, which is attached as Exhibit 10.2 to this Current Report and is incorporated by reference herein.

Item 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 28, 2011, the Board of Directors of the Company amended the Company’s Bylaws (the “Bylaws”) to insert the following sentence at the end of Article II, Section 10 to clarify the meaning of the phrases “shares entitled to vote” and “votes entitled to be cast” as used in the Bylaws:

“As used in these bylaws, the terms “shares entitled to vote” and “votes entitled to be cast” shall mean (i) if a record date has been fixed for such meeting of shareholders, shares (or the votes related to such shares) of capital stock of the Corporation, which class or series of capital stock have the right to vote on such matter pursuant to the provisions of the articles of incorporation of the Corporation, outstanding as of the record date, or (ii) if a record date has not been fixed for such meeting of shareholders, shares (or the votes related to such shares) of capital stock of the Corporation, which class or series of capital stock have the right to vote on such matter pursuant to the provisions of the articles of incorporation of the Corporation, outstanding on the date of such meeting.”

This amendment became effective immediately upon Board approval.  The text of the amendment to the Bylaws is filed as Exhibit 3.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits
EXHIBIT NUMBER		DESCRIPTION
3.1	—	Text of the amendment to the Company’s Bylaws.
10.1	—	Form of restricted stock award agreement under the Plan relating to the January 2011 grants to Messrs. Hall, Bausewine and Hoefling.
10.2	—	Special restricted stock award agreement by and between the Company and Mr. Madison, dated January 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLECO CORPORATION

Date: February 1, 2011	By: /s/ R. Russell Davis
R. Russell Davis
Vice President - Investor Relations & Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Text of the amendment to the Company’s Bylaws.
10.1	Form of restricted stock award agreement under the Plan relating to the January 2011 grants to Messrs. Hall, Bausewine and Hoefling.
10.2	Special restricted stock award agreement by and between the Company and Mr. Madison, dated January 31, 2011.